EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Insys Therapeutics, Inc.

Chandler, Arizona

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of Insys Therapeutics, Inc. of our report dated March 4, 2014, relating to the consolidated financial statements of Insys Therapeutics, Inc. as of and for the years ended December 31, 2013 and 2012.

/s/ BDO USA, LLP

Phoenix, Arizona

March 6, 2014